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                        AGREEMENT AND PLAN OF MERGER


                       dated as of February 28, 2002


                                by and among


                     INVESTMENT TECHNOLOGY GROUP, INC.,


                             HOENIG GROUP INC.


                                    and


                          INDIGO ACQUISITION CORP.






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
                                    TABLE OF CONTENTS

                                                                                    Page

                                       ARTICLE ONE

                                       DEFINITIONS
SECTION 1.1.       Definitions.........................................................1

                                       ARTICLE TWO

                                       THE MERGER

SECTION 2.1.       Effective Time of Merger............................................8
SECTION 2.2.       Closing.............................................................8
SECTION 2.3.       Effects of the Merger...............................................8
SECTION 2.4.       Certificate of Incorporation and By-Laws............................9
SECTION 2.5.       Officers and Directors..............................................9
SECTION 2.6.       Effect on Capital Stock.............................................9
SECTION 2.7.       Exchange of Certificates for Merger Consideration..................10
SECTION 2.8.       Options............................................................12
SECTION 2.9.       Certain Adjustments................................................13

                                      ARTICLE THREE

                             REPRESENTATIONS AND WARRANTIES

SECTION 3.1.       Representations and Warranties of Company..........................14
SECTION 3.2.       Representations and Warranties of Parent and Merger Subsidiary.....28

                                      ARTICLE FOUR

                        COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.1.       Interim Conduct....................................................30
SECTION 4.2.       Notice of Certain Events...........................................34

                                      ARTICLE FIVE

                                  ADDITIONAL AGREEMENTS

SECTION 5.1.       Preparation of Proxy Statement; Stockholders Meeting...............34
SECTION 5.2.       Access to Information..............................................35
SECTION 5.3.       Reasonable Best Efforts............................................36
SECTION 5.4.       Acquisition Proposals..............................................36
SECTION 5.5.       Fees and Expenses..................................................38
SECTION 5.6.       Indemnification; Directors' and Officers' Insurance................39
SECTION 5.7.       Public Announcements...............................................40
SECTION 5.8.       Employee Benefits..................................................40
SECTION 5.9.       Additional Agreements..............................................41

                                       ARTICLE SIX

                                  CONDITIONS PRECEDENT

SECTION 6.1.       Conditions to Each Party's Obligation To Effect the Merger.........41
SECTION 6.2.       Conditions to Obligations of Parent and Merger Subsidiary..........41
SECTION 6.3.       Conditions to Obligations of Company...............................42

                                      ARTICLE SEVEN

                                TERMINATION AND AMENDMENT

SECTION 7.1.       Termination........................................................43
SECTION 7.2.       Effect of Termination..............................................44
SECTION 7.3.       Amendment..........................................................46
SECTION 7.4.       Extension; Waiver..................................................46

                                      ARTICLE EIGHT

                                   GENERAL PROVISIONS

SECTION 8.1.       Non-survival of Representations, Warranties and Agreements.........46
SECTION 8.2.       Notices............................................................46
SECTION 8.3.       Interpretation.....................................................47
SECTION 8.4.       Counterparts.......................................................47
SECTION 8.5.       Entire Agreement; No Third Party Beneficiaries.....................48
SECTION 8.6.       Governing Law......................................................48
SECTION 8.7.       Waiver of Jury Trial...............................................48
SECTION 8.8.       Severability.......................................................48
SECTION 8.9.       Assignment.........................................................48
SECTION 8.10.      Enforcement........................................................48

Exhibit A          Form of Voting Agreement
Exhibit B          Form of Certificate of Incorporation of Surviving Corporation
Exhibit C          Form of Letter from Holders of Company Options

Schedule I         List of Employees Entering into Employment Agreements




         AGREEMENT AND PLAN OF MERGER dated as of February 28, 2002 (this "Agreement") by and among Investment Technology Group, Inc., a Delaware corporation ("Parent"), Hoenig Group Inc., a Delaware corporation
("Company"), and Indigo Acquisition Corp. ("Merger Subsidiary"), a Delaware corporation and a direct wholly owned subsidiary of Parent.

         WHEREAS, the boards of directors of Parent, Merger Subsidiary and Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transaction provided for herein, on the terms and subject to the conditions hereof, in which Merger Subsidiary would merge with and into Company, with Company surviving as a wholly-owned subsidiary of Parent (the "Merger");

         WHEREAS, as a condition and inducement to Parent's willingness to enter into this Agreement, Parent, Company and certain stockholders of Company are entering into an agreement dated as of the date hereof, in the form of Exhibit A (the "Voting Agreement"), pursuant to which such stockholders have, among other things, given their proxy to Parent to vote their shares of Company Common Stock (as defined herein) in favor of the adoption of this Agreement;

         WHEREAS, as a further condition and inducement to Parent's willingness to enter into this Agreement, Merger Subsidiary, Company or a Subsidiary of Company and the employees of Company listed on Schedule I are entering into employment agreements and a consulting agreement contemporaneously herewith (collectively, the "Management Agreements"); and

         WHEREAS, Parent, Merger Subsidiary and Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                ARTICLE ONE

                                DEFINITIONS

         SECTION 1.1. Definitions. For all purposes in this Agreement, the following terms shall have the respective meanings set forth in this
Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

         "Acquisition Proposal" has the meaning given in Section 5.4(a).

         "Action" has the meaning given in Section 3.1(g).

         "Affected Employees" has the meaning given in Section 5.8(a).

         "AHA" means Axe-Houghton Associates, Inc., a Delaware corporation and a wholly owned Subsidiary of Company.

         "Average Parent Price" means the average (rounded to the nearest thousandth) of the closing trading prices of Parent Common Stock on the NYSE, as reported in The Wall Street Journal, Eastern Edition (or such other source as the parties shall agree in writing), for the 20 full trading days ending on the fifth business day immediately preceding the Closing Date.

         "AHA Stock Purchase Agreement" has the meaning given in Section 3.1(t).

         "Board of Directors" means the board of directors of Company.

         "Cash-out Option" means each Company Option that is listed on the Cash-out Option Schedule.

         "Cash-out Option Schedule" means a schedule delivered by Company to Parent within 30 days after the date hereof that sets forth (i) the name of each holder who has elected to have such holder's Company Options treated as "Cash-out Options" hereunder, (ii) the number of Company Options as to which such election has been made and (iii) the exercise price for each such Company Option.

         "Certificate of Merger" has the meaning given in Section 2.1.

         "Change in Company Recommendation" has the meaning given in
Section 5.1(b).

         "Closing" has the meaning given in Section 2.2.

         "Closing Date" has the meaning given in Section 2.2.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning given in the first paragraph of this Agreement.

         "Company Certificates" has the meaning given in Section 2.7(a).

         "Company Common Stock" means the common stock, par value $0.01, of Company, including the associated Company Rights.

         "Company Contracts" has the meaning given in Section 3.1(i).

         "Company Disclosure Schedule" means the disclosure schedule delivered by Company to Parent concurrently with the execution and delivery of this Agreement.

         "Company Expenses" means all out-of-pocket costs and expenses, including all fees and expenses of investment bankers, attorneys, accountants and other advisors, incurred by or on behalf of Company or any of its Subsidiaries in connection with or related to the Transaction Agreements and the transactions contemplated thereby, but in no case shall the Company Expenses exceed $1.0 million.

         "Company Option" means an option to purchase shares of Company Common Stock granted to an employee, consultant, independent contractor or director.

         "Company Permits" means permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities held by Company or any of its Subsidiaries (other than AHA or any of its Subsidiaries) which are material to the operation of their respective businesses.

         "Company Plans" has the meaning given in Section 3.1(j).

         "Company Preferred Stock" means the preferred stock, par value $0.01 per share, of Company.

         "Company Recommendation" has the meaning given in Section 5.1(a).

         "Company Regulatory Consents" has the meaning given in Section 3.1(c).

         "Company Rights" means the rights issued pursuant to the Company Rights Agreement.

         "Company Rights Agreement" means the Rights Agreement dated as of December 17, 1996 between Company and Continental Stock Transfer & Trust Company, as rights agent.

         "Company RSU" means restricted shares of Company Common Stock.

         "Company SEC Documents" has the meaning given in Section 3.1(d).

         "Company Stockholders Meeting" has the meaning given in Section 5.1(b).

         "Company Stock Option Plans" has the meaning given in Section 2.8(b).

         "Company Stock Purchase Plans" means the 1996 Employee Stock Purchase Plan and the 1997 Foreign Employee Stock Purchase Plan of Company.

         "Company's Current Premium" has the meaning given in Section 5.6(b).

         "Company's Financial Advisor" has the meaning given in Section 3.1(r).

         "Confidentiality Agreements" means the confidentiality agreements dated March 7, 2001 and November 5, 2001 between Parent and Company, as amended on the date hereof.

         "Constituent Corporations" means Merger Subsidiary and Company.

         "Controlled Group" means, with respect to any person, any organization which is a member of a controlled group of organizations within the meaning of Code Section 414(b), (c), (m) or (o).

         "Dissenting Shares" has the meaning given in Section 2.6(d).

         "DGCL" means the Delaware General Corporation Law.

         "Effective Time" has the meaning given in Section 2.1.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" has the meaning given in Section 3.1(j).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" has the meaning given in Section 2.7(a).

         "Exchange Fund" has the meaning given in Section 2.7(a).

         "Exchange Ratio" means the Merger Consideration divided by the Average Parent Price, rounded to the nearest thousandth of a share.

         "Final Proxy Statement" has the meaning given in Section 5.1(c).

         "Foreign Plan" means any plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, Company or any of its Subsidiaries with respect to employees (or former employees) employed outside the United States.

         "GAAP" means accounting principles generally accepted in the United States in effect at the applicable time.

         "Governmental Consents" has the meaning given in Section 3.1(c).

         "Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality, or SRO, domestic or foreign.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnified Liabilities" has the meaning given in Section 5.6(a).

         "Indemnified Parties" has the meaning given in Section 5.6(a).

         "Intellectual Property" means all of the following, in whatever form or medium, anywhere in the world: patents, trademarks, service marks, trade names, corporate names, domain names, copyrights, and copyrighted works; registrations thereof and applications (including provisional applications) therefor; derivatives, continuations, continuations-in-part, extensions, divisionals, re-examinations, reissues and renewals thereof; trade secrets, software (in any form, including source code and object code), firmware, mask works, programs, flow charts, documentation, inventions (whether patentable or unpatentable), utility models, discoveries, proprietary processes, and items of proprietary know-how, information, data (whether or not protected by copyright or other intellectual property), proprietary prospect lists, customer lists, projections, analyses, proprietary market studies and any other intellectual property.

         "IRS" means the Internal Revenue Service.

         "Law" means any United States Federal, state, local or foreign statute, law, ordinance, rule or code, or a rule or regulation of any Governmental Entity.

         "Lien" means any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest.

         "Management Agreements" has the meaning given in the recitals of this Agreement.

         "material", with respect to any event, change or effect with respect to any person, means an event, change or effect which is material in relation to the condition (financial or otherwise), properties, assets (including, without limitation, client base), liabilities, businesses or results of operations of such person and its Subsidiaries taken as a whole.

         "Material Adverse Effect" means (i) with respect to Company, a material adverse effect on the condition (financial or otherwise), properties, assets (including, without limitation, client base), liabilities, businesses or results of operations of Company and its Subsidiaries taken as a whole or the Surviving Corporation and its Subsidiaries taken as a whole, in each case, after giving effect to the Specified Asset Sales, or an adverse effect on the ability of Company to perform its obligations hereunder on a timely basis and (ii) with respect to Parent, a material adverse effect on the condition (financial or otherwise), properties, assets (including, without limitation, client base), liabilities, businesses or results of operations of Parent and its Subsidiaries taken as a whole or an adverse effect on the ability of Parent or Merger Subsidiary to perform its respective obligations hereunder on a timely basis; provided, however, that in determining whether there has been a Material Adverse Effect with respect to any person, the following shall be disregarded: (a) any adverse effect resulting from conditions in the securities industry generally, or from general economic conditions, in each case, in the countries in which such person or any of its Subsidiaries conducts business and (b) changes in the value of the securities portfolio owned by such person or any of its Subsidiaries.

         "Merger" has the meaning given in the recitals of this Agreement.

         "Merger Consideration" has the meaning given in Section 2.6(b).

         "Merger Subsidiary" has the meaning given in the recitals of this Agreement.

         "NASD" means the National Association of Securities Dealers, Inc.

         "Net Cash Proceeds" means, with respect to the Specified Asset Sale under the AHA Stock Purchase Agreement, the proceeds in the form of cash or cash equivalents received by Company or any of its Subsidiaries from such Specified Asset Sale (including, for the avoidance of doubt, in payment of accounts receivable) prior to the Effective Time, net of:

                    (i) all out-of-pocket expenses and fees paid or payable by Company or any of its Subsidiaries in connection with such Specified Asset Sale (including legal, accounting and investment banking fees);

                   (ii) all taxes paid or payable by Company or any of its Subsidiaries in connection with such Specified Asset Sale, after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements; and

                  (iii) all duties, obligations and liabilities arising from employee benefit or compensation plans, practices, policies and arrangements relating to employees of AHA or any of its Subsidiaries or their businesses or the employment or termination of employment of any such employees, other than salary and bonus of such employees accrued in the ordinary course of business prior to the date of consummation of such Specified Asset Sale.

The amount of the Net Cash Proceeds shall not be determined until all adjustments to the purchase prices for such Specified Asset Sale are completed in accordance with the terms of the applicable Specified Asset Sale Agreement and are not subject to further adjustment. The Net Cash Proceeds shall be calculated without regard to any indemnity obligations of Company under the applicable Specified Asset Sale Agreement.

         "Number of Shares and Options Outstanding" means the sum of the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than such shares to be canceled pursuant to Section 2.6(a)) including Company RSUs, plus the number of shares of Company Common Stock issuable upon the exercise of all Company Stock Options outstanding immediately prior to the Effective Time.

         "NYSE" means the New York Stock Exchange, Inc.

         "Option Consideration" has the meaning given in Section 2.8(a).

         "Order" has the meaning given in Section 3.1(g).

         "Parent" has the meaning given in the recitals of this Agreement.

         "Parent Common Stock" means the common stock, par value $0.01 per share, of Parent.

         "Parent Expenses" means all out-of-pocket costs and expenses, including all fees and expenses of investment bankers, attorneys, accountants and other advisors, incurred by or on behalf of Parent or any of its Subsidiaries in connection with or related to the Transaction Agreements and the transactions contemplated thereby, but in no case shall the Parent Expenses exceed $1.0 million.

         "person" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Proxy Statement" has the meaning given in Section 5.1(a).

         "Representative" means, with respect to any person, any officer, director, employee, affiliate, agent, representative or advisor, including any investment banker, attorney or accountant retained by such person or any of its Subsidiaries.

         "Required Company Vote" has the meaning given in Section 3.1(m).

         "Rollover Option" means each Company Option, whether or not vested, other than (x) a Cash-out Option or (ii) a Company Option not constituting a Cash-out Option that is exercised prior to the Effective Time.

         "SEC" means the Securities and Exchange Commission.

         "Section 7.2 Acquisition Proposal" means any Acquisition Proposal with respect to assets (including equity interests in Subsidiaries other than AHA) representing in the aggregate one-third or more of the consolidated assets of Company and its Subsidiaries (after giving effect to the Specified Asset Sales) or equity interests representing one-third or more (in economic or voting power) of the outstanding equity interests in Company.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Solicit" has the meaning given in Section 5.4(a).

         "Specified Asset Sale Agreements" has the meaning given in Section 3.1(t).

         "Specified Asset Sales" means the sales of AHA and its Subsidiaries or their assets pursuant to the Specified Asset Sale Agreements.

         "SROs" means industry self-regulatory organizations.

         "Subsidiary," as to any party, means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

         "Superior Proposal" means a bona fide written Acquisition Proposal not Solicited in violation of this Agreement and which the Board of Directors concludes in good faith, after consultation with its financial and legal advisors, taking into account all legal, financial, regulatory and other relevant aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of Company, from a financial point of view, than the transactions contemplated by this Agreement and (ii) is not subject to any financing contingencies and is from a person that the Board of Directors concludes in good faith, taking into consideration advice from a nationally recognized investment bank, is financially capable of consummating such proposal; provided that, for purposes of this definition, "Acquisition Proposal" shall be deemed to refer only to a transaction involving a majority of the outstanding voting securities of Company.

         "Surviving Corporation" means Company, at and after the Effective Time, as the surviving corporation in the Merger.

         "tax" (including, with correlative meaning, the terms "taxes" and "taxable") includes, except where the context otherwise requires, all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, custom, duty, capital stock, ad valorem, value added, estimated, stamp, alternative and other taxes, governmental duties or governmental assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

         "Termination Fee" means $4.5 million.

         "Transaction Agreements" means this Agreement, the Voting Agreement and the Management Agreements.

         "Violation" has the meaning given in Section 3.1(c).

         "Voting Debt" has the meaning given in Section 3.1(b).

         "Voting Agreement" has the meaning given in the recitals of this Agreement.

                                ARTICLE TWO

                                 THE MERGER

         SECTION 2.1. Effective Time of Merger Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed in accordance with the DGCL and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, on the Closing Date. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

         SECTION 2.2. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on the date (the "Closing Date") that is two business days after satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, are to be satisfied on the Closing Date) set forth in Article Six, unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005, unless another place is agreed to in writing by the parties hereto.

         SECTION 2.3. Effects of the Merger. At the Effective Time, Merger Subsidiary shall be merged with and into Company, the separate existence of Merger Subsidiary shall cease, and Company shall survive the Merger as the Surviving Corporation. The Merger will have the effects set forth in the DGCL.

         SECTION 2.4. Certificate of Incorporation and By-Laws. At the Effective Time, the certificate of incorporation of Company shall be amended and restated in its entirety as set forth in Exhibit B hereto and shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The by-laws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be adopted by, and will be the by-laws of, the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         SECTION 2.5. Officers and Directors. The officers of Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly appointed. The directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

         SECTION 2.6. Effect on Capital Stock; Merger Consideration. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock:

                  (a) Cancellation of Treasury Stock and Parent-Owned Stock, Etc. All shares of Company Common Stock that are owned by Company as treasury stock or otherwise and all shares of Company Common Stock that are owned by Parent or Merger Subsidiary shall be canceled and retired and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.

                  (b) Conversion of Company Common Stock. Subject to
         Section 2.6(d), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including (i) all vested and unvested Company RSUs and (ii) any shares of Company Common Stock held by participants in the Company Stock Purchase Plans and issued prior to the date hereof, but excluding
         (x) shares to be canceled in accordance with Section 2.6(a) and
         (y) Dissenting Shares) shall be converted at the Effective Time into the right to receive, without interest, an amount in cash equal to the sum of (i) $12.32 plus (ii) the amount determined by dividing (x) the Net Cash Proceeds by (y) the Number of Shares and Options Outstanding (the "Merger Consideration"). Upon such conversion, all such shares of Company Common Stock shall no longer be deemed to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the Merger Consideration upon the surrender of the certificate representing such shares of Company Common Stock in accordance with Section 2.7.

                  (c) Merger Subsidiary Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                  (d) Appraisal Rights. (i) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders that have properly perfected their rights of appraisal within the meaning of Section
         262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect any available right of appraisal under applicable law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL.
         If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, the shares of Company Common Stock held by such stockholder shall not be deemed Dissenting Shares for purposes of this Agreement and shall thereupon be deemed to have been converted into the Merger Consideration at the Effective Time in accordance with Section 2.6(b).

                 (ii) Company shall give Parent (A) prompt notice of any demands for appraisal filed pursuant to Section 262 of the DGCL received by Company, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by Company and (B) the opportunity to participate in all negotiations and proceedings with respect to demands made pursuant to Section 262 of the DGCL. Company shall not, except with the prior written consent of Parent, (x) make any payment with respect to any such demand, (y) offer to settle or settle any such demand or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

                  (e) Company Stock Purchase Plans. Prior to the Closing Date, the offering period under each of the Company Stock Purchase Plans shall be terminated without any shares of Company Common Stock being issued thereunder after the date hereof. The Company Stock Purchase Plans shall be terminated as of the Effective Time. Prior to the Effective Time, Company shall adopt such resolutions or take such other actions (including, if appropriate, amending the terms of the Company Stock Purchase Plans) that are necessary to give effect to the requirements of this paragraph (e).

         SECTION 2.7. Exchange of Certificates for Merger Consideration.

         (a) Exchange Agent. Prior to the Effective Time, Parent shall appoint either Equiserve Trust Company N.A. or a bank or trust company designated by Parent and reasonably acceptable to Company to act as exchange agent hereunder (the "Exchange Agent") for the purpose of exchanging (i) certificates which immediately prior to the Effective Time evidenced shares of Company Common Stock (the "Company Certificates") and
(ii) shares of Company Common Stock held through book-entry facilities, as the case may be, for the Merger Consideration. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article Two, cash in an amount sufficient to pay the aggregate Merger Consideration (the cash deposited being hereinafter referred to as the "Exchange Fund").

         (b) Investment of the Exchange Fund. Any cash deposited with the Exchange Agent shall be invested by the Exchange Agent as Parent reasonably directs; provided that (i) no such investment or any losses thereon shall affect the Merger Consideration payable to stockholders of Company and (ii) such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated P-1 and A-1 or better by Moody's Investors Service, Inc. and Standard & Poor's Ratings Group, respectively. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation upon termination of the Exchange Fund pursuant to paragraph (e) below. Parent shall pay all charges and expenses of the Exchange Agent in connection with the exchange of shares of Company Common Stock for the Merger Consideration.

         (c) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of shares of Company Common Stock immediately prior to the Effective Time (whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.6) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates, if any, shall pass, only upon delivery of the Company Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Parent and Company may reasonably specify) and (ii) instructions for use in effecting the surrender of shares of Company Common Stock in exchange for the Merger Consideration. Upon (i) surrender of a Company Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, or (ii) the book-entry transfer by the holder of shares of Company Common Stock to the account established by the Exchange Agent for such purpose, together with a properly completed letter of transmittal or an agent's message in lieu thereof (as described in the letter of transmittal) and such other documents as the Exchange Agent may reasonably require, the holder of such shares of Company Common Stock shall receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock surrendered pursuant to the provisions of this Article Two. Each Company Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of Company, the applicable Merger Consideration may be issued and paid to a transferee only if the Company Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.7, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the amount of cash into which the shares of Company Common Stock represented by such Company Certificate have been converted as provided in this Article Two.

         (d) No Further Ownership Rights in Company Common Stock. All cash paid upon conversion of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article Two.

         (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of Company for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of Company who have not theretofore complied with this Article Two shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration payable to such stockholder.

         (f) No Liability. None of Parent, Merger Subsidiary, Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any portion of the Exchange Fund (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (g) Lost Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Company Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby pursuant to this Agreement.

         (h) Withholding. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of any tax Law. To the extent that amounts are so withheld by Parent and paid to governmental tax authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

         SECTION 2.8. Options. (a) At the Effective Time, all Cash-out Options shall be canceled, and holders of Cash-out Options with an exercise price below the Merger Consideration shall receive from Surviving Corporation (subject to any applicable withholding taxes), with respect to each Cash-out Option, an amount equal to the product of (x) the excess of the Merger Consideration over the exercise price per share of such Cash-out Option times (y) the number of shares of Company Common Stock subject to such Cash-out Option (the "Option Consideration"). The Option Consideration shall be due and paid at (or as soon as practicable following) the Effective Time.

         (b) At the Effective Time, each Rollover Option shall be converted into and become an option to purchase shares of Parent Common Stock on terms substantially identical to those in effect immediately prior to the Effective Time under the terms of the stock option plan or other agreement or award pursuant to which such Company Option was granted (collectively, such plans, agreements and awards being hereinafter referred to as the "Company Stock Option Plans"); provided, however, that from and after the Effective Time, (i) each Rollover Option assumed by Parent may be exercised solely to purchase shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock purchasable upon exercise of each Rollover Option shall be equal to the number of shares of Company Common Stock that were purchasable under such Rollover Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded down to the nearest whole share and (iii) the per share exercise price under each Rollover Option shall be adjusted by dividing the per share exercise price of such Rollover Option immediately prior to the Effective Time by the Exchange Ratio, and rounded up to the nearest whole cent; provided, however, that in the case of any Rollover Option to which Section 421 of the Code applies by reason of its qualification as an incentive stock option under Section 422 of the Code, the conversion formula set forth in the foregoing clauses (ii) and
(iii) shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Company shall deliver a schedule to Parent within 30 days after the date hereof that sets forth (i) the name of each holder of a Company Option that is not a Cash-out Option, (ii) the number of shares of Company Common Stock subject to such Company Option, (iii) the exercise price for each such Company Option and (iv) the date of grant of each such Company Option. On the Closing Date, Company shall give notice to Parent indicating which such Company Options have been exercised after the delivery of such schedule and prior to the Closing Date.

         (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Rollover Options. As soon as practicable but in any event within 20 days after the Effective Time, the shares of Parent Common Stock subject to Rollover Options will be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form, and Parent shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as any Rollover Options remain outstanding. In addition, Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock subject to Rollover Options to be listed on the NYSE.

         (d) Company shall obtain from each holder of a Company Option a letter in the form of Exhibit C hereto and deliver all such letters to Parent prior to the Effective Time.

         (e) Each of Company and, if applicable, Parent shall take all such steps as may be required by it to cause the transactions contemplated by this Section 2.8 and any other dispositions of Company equity securities (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of Company to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

         SECTION 2.9. Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class of stock, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, a cash dividend, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred (other than exercises of Company Options), the applicable Merger Consideration shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

                               ARTICLE THREE

                       REPRESENTATIONS AND WARRANTIES

         SECTION 3.1. Representations and Warranties of Company. Company represents and warrants to Parent as follows:

                  (a) Organization, Standing and Power; Subsidiaries. (i) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties makes such licensing or qualification necessary, other than in such jurisdictions where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Company. Company has furnished to Parent true and complete copies of the certificate of incorporation and by-laws or other organizational documents of Company and each of its Subsidiaries as in effect on the date of this Agreement.

                   (ii) Part I of Section 3.1(a) of the Company Disclosure Schedule sets forth a true and complete list of all of Company's Subsidiaries and indicates, as to each such Subsidiary, the principal businesses in which it is engaged, the number and type of outstanding shares of capital stock or other equity securities of each such Subsidiary and the holder(s) thereof, any issued and outstanding options, warrants, stock appreciation rights, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, and any contracts, commitments, understandings or arrangements by which such Subsidiary may be or become bound to issue additional shares of its capital stock or other equity securities, or options, warrants or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements. All of the outstanding shares of capital stock or other securities evidencing ownership of Company's Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable with no personal liability attaching to the ownership thereof and such shares or other securities are owned by Company or its direct or indirect wholly-owned Subsidiaries free and clear of any Lien with respect thereto. Each of Company's Subsidiaries (x) is a duly organized and validly existing corporation, partnership, limited liability company or other legal entity under the laws of its jurisdiction of organization, (y) has all requisite corporate or other power and authority to own or lease all of its properties and assets and to carry on its businesses as now conducted, and (z) is duly licensed or qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its businesses requires it to be so licensed or qualified, other than, in the case of this clause (z) in those jurisdictions where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Company.

                  (iii) Part II of Section 3.1(a) of the Company Disclosure Schedule provides a true and complete list of all direct or indirect investments of Company or any of its Subsidiaries in any other person as of the date hereof, whether in the form of equity or debt or options, warrants or other rights to acquire or purchase equity or debt. Company has provided or made available to Parent a true and complete copy of all partnership, joint venture or similar agreements to which Company or any of its Subsidiaries is a party. Except as set forth in Part III of Section 3.1(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds to or make any investment in (whether in the form of equity or debt or otherwise) any person.

                 (iv) The minute books of Company accurately reflect in all material respects all corporate meetings and actions held or taken by its stockholders or Board of Directors (including committees of the Board of Directors) since January 1, 1998.

                  (b) Capital Structure. (i) The authorized capital stock of Company consists of 40,000,000 shares of Company Common Stock and 1,000,000 shares of Company Preferred Stock. At the close of business on February 27, 2002, (A) 7,909,817 shares of Company Common Stock were outstanding (including 130,024 Company RSUs), 2,401,501 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Options pursuant to the Company Stock Option Plans, 281,100 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Purchase Plans and 3,020,633 shares of Company Common Stock were held by Company in its treasury; and (B) no shares of Company Preferred Stock were outstanding and 150,000 shares of Company Series A Junior Participating Preferred Stock were reserved for issuance in connection with the Company Rights. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. The shares of Company Common Stock which may be issued upon exercise of Company Stock Options have been duly authorized and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid and non-assessable and not subject to preemptive rights.

                 (ii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote ("Voting Debt") of Company are issued or outstanding.

                (iii) As of the close of business on February 27, 2002, except for (A) this Agreement, (B) Company Options which represented the right to acquire up to an aggregate of 2,401,501 shares of Company Common Stock, (C) the Company Rights and (D) as set forth in Section 3.1(b)(iii) of the Company Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements of any character to which Company or any of its Subsidiaries is a party or by which it or any such Subsidiary is bound obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of Company or any of its Subsidiaries or obligating Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Section 3.1(b)(iii) of the Company Disclosure Schedule, after the Effective Time, there will be no option, warrant, call, right or agreement obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or any Voting Debt of Company or any of its Subsidiaries, or obligating Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement.

                 (iv) There are no outstanding contractual obligations of Company or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any of its Subsidiaries, other than the agreements between Company and persons who were its stockholders prior to the initial public offering of Company Common Stock (which agreements will become void and of no further effect at the Effective Time), or (B) pursuant to which Company or any of its Subsidiaries is or could be required to register shares of Company Common Stock or other securities under the Securities Act.

                  (c) Authority. (i) Company has all requisite corporate power and authority to enter into the Transaction Agreements and, subject to adoption of this Agreement by the Required Company Vote, to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Company, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Company Vote. Each of the Transaction Agreements has been duly executed and delivered by Company and its Subsidiary party thereto and constitutes a valid and binding obligation of each of Company and such Subsidiary, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the rights and remedies of creditors generally, and subject to general principles of equity, whether applied by a court of law or equity.

                 (ii) The execution and delivery of the Transaction Agreements do not, and the consummation of the transactions contemplated thereby and compliance with the terms thereof will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration or increase of any obligation, liability or fee or the loss of a material benefit under, or the creation of a Lien on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, including under any "change of control" provision, a "Violation") pursuant to, any provision of the certificate of incorporation or by-laws of Company or any of its Subsidiaries, (B) except as set forth in Section 3.1(c)(ii) of the Company Disclosure Schedule, result in any Violation of any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, Company Plan or other contract, agreement, obligation or instrument to which Company or any of its Subsidiaries (other than AHA or any of its Subsidiaries) is a party or by which any of their properties, assets or businesses are bound or (C) except as set forth in
         Section 3.1(c)(ii) of the Company Disclosure Schedule and subject to obtaining or making the Governmental Consents referred to in paragraph (iii) below, result in any Violation of any permit, concession, franchise, license, judgment, order, decree, injunction, arbitration award or Law applicable to Company or any of its Subsidiaries or their respective properties, assets or businesses, other than, in the case of clauses (B) and (C), Violations, which, individually or in the aggregate, would not have a Material Adverse Effect on Company and would not prevent, or materially alter or delay, the consummation of the Merger or the other transactions contemplated by the Transaction Agreements.

                (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity ("Governmental Consents") is required in connection with the execution and delivery of the Transaction Agreements by Company or any of its Subsidiaries party thereto, their consummation of the transactions contemplated thereby or their compliance with the terms thereof, except for (A) notices or filings under the HSR Act and the expiration or termination of the applicable waiting period thereunder and compliance with any applicable foreign antitrust or competition law, (B) the filing with, and the clearance by, the SEC of the Proxy Statement and the filing with the SEC of such reports under the Exchange Act as may be required in connection with the Transaction Agreements and the transactions contemplated thereby, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (D) the approvals, filings and notices listed on Section 3.1(c)(iii) of the Company Disclosure Schedule (the "Company Regulatory Consents") and (E) such other filings, authorizations, orders and approvals which, if not obtained or made, would not have a Material Adverse Effect on Company and would not prevent, or materially alter or delay, the consummation of the Merger or the other transactions contemplated by the Transaction Agreements. As of the date of this Agreement, Company does not have knowledge of any reason why the Governmental Consents referred to in this Section 3.1(c)(iii) will not be received or made on a timely basis.

                  (d) SEC Documents; Undisclosed Liabilities. (i) Company has filed and will file, on a timely basis, all reports, schedules, registration statements and other documents required to be filed with the SEC since January 1, 1999 (collectively, the "Company SEC Documents"). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Company SEC Documents complied and will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Parent or Merger Subsidiary for inclusion or incorporation by reference in any Company SEC Document filed after the date hereof. Company and its Subsidiaries are not engaged in any material business or activity which is not described in the Company SEC Documents filed prior to the date of this Agreement. The financial statements of Company included in the Company SEC Documents complied and will comply as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been and will be prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q and Form 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present and will fairly present in all material respects the consolidated financial position of Company and its consolidated Subsidiaries and their consolidated results of operations, changes in stockholders' equity and cash flows as of the dates and for the periods shown.

                 (ii) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated balance sheet of Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, and (B) liabilities incurred since September 30, 2001 in the ordinary course of business consistent with past practice, at September 30, 2001 Company did not have, and since such date Company has not incurred, any material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Company's financial statements in accordance with GAAP).

                  (e) Proxy Statement. The Proxy Statement, as supplemented or amended, as applicable, will, when the Proxy Statement or any such amendment or supplement is first mailed to stockholders of Company, at the time of the Company Stockholders Meeting and at the Effective Time, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement and any amendment or supplement thereto will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied in writing by Parent or Merger Subsidiary for inclusion or incorporation by reference in the Proxy Statement.

                  (f) Compliance with Applicable Laws. (i) Section 3.1(f)(i) of the Company Disclosure Schedule sets forth a true and complete list of all Company Permits. Company and its Subsidiaries have been and are in compliance in all material respects with the terms of the Company Permits, except as set forth on Section 3.1(f)(i) of the Company Disclosure Schedule.

                 (ii) Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or Section 3.1(f)(ii) of the Company Disclosure Schedule, the businesses of Company and its Subsidiaries (other than AHA or any of its Subsidiaries) have not been and are not being conducted in violation of any Law or any judgment, order, decree, injunction or arbitration award of any Governmental Entity in any material respect. Except as disclosed in Section 3.1(f)(ii) of the Company Disclosure Schedule and for normal examinations conducted by a Governmental Entity in the regular course of the business of Company and its Subsidiaries, no Governmental Entity has initiated any material proceeding or, to the knowledge of Company, investigation into the business or operations of Company or any of its Subsidiaries (other than AHA or any of its Subsidiaries) since January 1, 1999. Except as set forth in Section 3.1(f)(ii) of the Company Disclosure Schedule, there is no unresolved or uncured material violation or exception noted by any Governmental Entity in any report, comment letter or other statement relating to or based on any examinations of Company or any of its Subsidiaries (other than AHA or any of its Subsidiaries) or otherwise, and neither Company nor any of its Subsidiaries (other than AHA or any of its Subsidiaries) is a party to any material written agreement, commitment letter or other similar undertaking with or to any Governmental Entity with respect to the conduct of its businesses or its capital adequacy.

                (iii) Company and each of its Subsidiaries have filed all material regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1999 with (i) the SEC, (ii) any SRO and (iii) any other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of the date of this Agreement, except as disclosed on an SEC Form BD which has been filed by Company or its Subsidiaries with the SEC and copies of which have been made available to Parent prior to the date of this Agreement, neither Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable securities laws which would be required to be disclosed on SEC Form BD, and, to the knowledge of Company, no such disciplinary proceeding or order is pending or threatened; and neither Company nor any of its Subsidiaries, nor any respective persons affiliated with Company or its Subsidiaries, nor, to Company's knowledge, any of the respective officers, directors or employees of any of the foregoing or any "associated person" (as defined in the Exchange
         Act) thereof, is or has been subject to any "statutory disqualification" as defined in Section 3(a)(39) of the Exchange Act or ineligible to serve as a broker-dealer or as an associated person of a registered broker-dealer under the Exchange Act.

                 (iv) Section 3.1(f)(iv) of the Company Disclosure Schedule sets forth a true and complete list of the Subsidiaries of Company which are duly registered or licensed as a broker-dealer under the Exchange Act or under any state, federal or foreign broker-dealer or similar laws pursuant to which each such Subsidiary is required to be so registered, together with a listing of such registrations and an indication as to whether such Subsidiary is a member in good standing of the NASD, NYSE or other foreign or domestic broker-dealer associations. No other Subsidiary of Company is required by the nature of its activities to be so registered under the Exchange Act or under the laws of any state or other domestic or foreign jurisdiction or to be a member in good standing of the NASD, NYSE or other broker-dealer associations under any other applicable law. Company has filed and made available to Parent, in the form as filed, a true and complete copy of each such Subsidiary's currently effective Form BD, all state, federal and foreign registration forms and all material reports filed by it or any such Subsidiary with the SEC, NASD, NYSE or other Governmental Entity under the Exchange Act and the rules and regulations thereunder or otherwise and under similar state, federal and foreign statutes within the last two years and will file and make available to Parent in the form as filed such material forms and reports as are filed from and after the date hereof and prior to the Closing Date. The information contained in such forms and reports was (or will be, in the case of filings made after the date hereof) true and complete in all material respects as of the time of filing.

                  (v) Neither Company nor any of its Subsidiaries is required by the nature of its activities or assets to be registered as a national securities exchange, a registered investment advisor under the Investment Advisers Act of 1940, as amended, other than AHA and its Subsidiaries, or an investment company under the Investment Company Act of 1940, as amended.

                 (vi) Section 3.1(f)(vi) of the Company Disclosure Schedule sets forth a true and complete list of each of the memberships of Company and each of its Subsidiaries (other than AHA or any of its Subsidiaries) in commodities exchanges, boards of trade, clearing organizations, trade associations and similar organizations, and a description of the type of membership and the name of the registered holder thereof. All such memberships and similar privileges of Company and each of its Subsidiaries are in good standing, except where the failure to keep such memberships and privileges in good standing has not had and would not be reasonably expected to have a Material Adverse Effect on Company.

                  (g) Legal Proceedings. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, there is no claim, litigation, inquiry, suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) ("Action") pending or, to the knowledge of Company, threatened, against or affecting Company or any of its Subsidiaries, or any of its properties, assets or businesses, which would, individually or in the aggregate, have a Material Adverse Effect on Company, or challenging the validity or propriety of, or which could in any material respect affect, the Transaction Agreements or any of the transactions contemplated thereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator, or any settlement or stipulation with any person (collectively, "Order"), outstanding or imminent against Company or any of its Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, individually or in the aggregate, a Material Adverse Effect on Company.

                  (h) Taxes. Except as set forth in Section 3.1(h) of the Company Disclosure Schedule:

                           (i) Company and each of its Subsidiaries have
                  filed all material tax returns required to be filed by any of them and have paid (or had paid on their behalf), or have set up an adequate reserve for the payment of, all taxes required to be paid (whether or not shown to be due on such tax returns), and the most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all taxes payable by Company and its Subsidiaries accrued, but not yet due and owing, through the date of such financial statements. All such tax returns are true and complete in all material respects.

                          (ii) No material deficiencies for any taxes have
                  been proposed, asserted or assessed against Company or any of its Subsidiaries that are not adequately reserved for, and no audit or other proceeding with respect to taxes due from Company or any of its Subsidiaries is pending or threatened.

                          (iii) Proper and accurate amounts have been
                  withheld, collected or deposited by Company and its Subsidiaries from their employees in compliance with the tax withholding provisions of applicable Law and have been paid over to the appropriate taxing authorities.

                          (iv) There are no material tax Liens upon any
                  property or assets of Company or any of its Subsidiaries except Liens for taxes not yet due and payable.

                          (v) Neither Company nor any of its Subsidiaries
                  has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Neither Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code (or any similar provision of tax Law) by reason of a voluntary change in accounting method initiated by Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method.

                          (vi) None of Company or any of its Subsidiaries
                  has liability for any taxes of any predecessor for any tax periods prior to its formation.

                         (vii) None of Company or any of its Subsidiaries
                  (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Company) or (B) has any liability for the taxes of any person (other than any of Company or its Subsidiaries) including, but not limited to, under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign
                  Law).

                          (viii) None of Company or any of its Subsidiaries
                  is a party to, is bound by or has any obligation under, any tax sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the taxes, taxable income or taxable losses of any other person.

                          (ix) Company and each of its Subsidiaries have
                  collected all material sales and use taxes required to be collected and have remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities, or have furnished properly completed exemption certificates and have maintained all material records and supporting documents in the manner required by all applicable sales and use tax statutes and regulations for all periods for which the statute of limitations has not expired.

                          (x) Neither Company nor any of its Subsidiaries
                  has made any payment or is obligated to make any payment (by contract or otherwise) which by reason of Section 162(m) of the Code will not be deductible.

                          (xi) No closing agreement pursuant to Section
                  7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to Company or any of its Subsidiaries.

                  (i) Certain Agreements. Except as disclosed in Section 3.1(i) of the Company Disclosure Schedule (identified by the applicable subclause of this Section 3.1(i)), except for the Transaction Agreements and except those listed as exhibits to the Annual Report on Form 10-K for the year ended December 31, 2000 or to any Company SEC Reports filed subsequent to the filing of such Annual Report and prior to the date of this Agreement (provided that Section 3.1(i) of the Company Disclosure Schedule shall set forth each Company Contract described in subclauses (vii) through
         (x) below whether or not so listed as exhibits), neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding

                          (i) that is a "material contract" (as such term
                  is defined in Item 601(b)(10) of Regulation S-K of the SEC);

                          (ii) that provides for any payment by or to
                  Company or any of its Subsidiaries in excess of $250,000 in any year or which is not terminable within 90 days, except contracts for the provision of products or services to clients by third parties in the ordinary course of business;

                          (iii) with any current director, officer or
                  employee of Company or any of its Subsidiaries or any affiliate of any such person;

                          (iv) with or to a labor union or guild (including
                  any collective bargaining agreement);

                          (v) evidencing indebtedness for borrowed money or
                  pursuant to which indebtedness for borrowed money may be incurred in excess of $100,000;

                          (vi) with clients that generated 5.0% or more of
                  total 2001 commission revenues of Company and its Subsidiaries, except for contracts related to "soft dollar" and directed brokerage arrangements made in the ordinary course of business;

                          (vii) other than confidentiality provisions
                  applicable to Company or any of its Subsidiaries set forth in any agreement or contract, that limits or purports to limit in any way the ability of Company or any of its affiliates to compete in any line of business, in any geographic area or with any person, to solicit any person for employment, to obtain products or services from or engage in business transactions with any person, or which requires referrals of any business or requires Company or any of its affiliates to make available investment or business opportunities to any person on a priority, equal or exclusive basis;

                          (viii) relating to the voting of any securities
                  of Company or any of its Subsidiaries;

                          (ix) entitling the other party thereto any
                  material right or benefit (including any material right to consent), or increasing or accelerating any material right or benefit, or triggering any material requirement, restriction or limitation, by reason of the transactions contemplated by any of the Transaction Agreements; or

                          (x) which would prevent, or materially alter or
                  delay, the consummation of any of the transactions contemplated by the Transaction Agreements.

         Company has previously made available to Parent true and complete copies of each contract, arrangement, commitment or understanding of the type described in clauses (i) through (x) of this Section 3.1(i) (collectively referred to herein as the "Company Contracts"). All of the Company Contracts are valid and in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, would not have a Material Adverse Effect on Company. No other person has challenged the validity or enforceability of any Company Contract. Neither Company nor any of its Subsidiaries, and to the knowledge of Company, none of the other parties thereto, has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Contract, except for those violations and defaults which, individually or in the aggregate, would not result in a Material Adverse Effect on Company.

                  (j) Benefits. (i) Section 3.1(j) of the Company Disclosure Schedule sets forth a true and complete list of each "employee benefit plan" (within the meaning of ERISA Section 3(3)) and each other employee benefit plan, agreement, program, policy or arrangement, including, without limitation, multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, consulting, change-in-control, fringe benefit, bonus, incentive and deferred compensation plan, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Company or any trade or business whether or not incorporated, (an "ERISA Affiliate"), that together with Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which Company or an ERISA Affiliate is party for the benefit of any employee or former employee of Company or any of its Subsidiaries. All such plans, agreements, programs, policies and arrangements, other than any Foreign Plans, are collectively referred to as the "Company Plans." With respect to each Company Plan, Company has delivered or made available to Parent a true and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description; and (iv) for the two most recent years (A) the Form 5500 and attached schedules,
         (B) audited financial statements, (C) actuarial valuation reports and (D) any attorney's response to an auditor's request for information. No Company Plan or plan contributed to by a member of Company's Controlled Group is a "multiemployer pension plan," as defined in Section 3(37) of ERISA nor is any Company Plan or plan contributed by to a member of Company's Controlled Group a plan described in Section 4063(a) of ERISA.

                 (ii) Each Company Plan has been established and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations. Each Company Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. All contributions to, and payments from, the Company Plans that are required to have been made in accordance with such plans have been timely made.

                (iii) None of Company, any of its Subsidiaries, any member of their Controlled Group, any Company Plan, any trust created thereunder, nor, to the knowledge of Company, any trustee or administrator thereof has engaged in a transaction in connection with which Company or any of its Subsidiaries, any Company Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Company Plan or any such trust would be subject to either a material civil penalty assessed pursuant to
         Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code.

                 (iv) No Company Plan provides retiree welfare benefits, and neither Company nor any of its Subsidiaries has any obligation to provide any retiree welfare benefits other than as required by Code Section 4980B.

                  (v) None of Company, any of its Subsidiaries or any member of their Controlled Group maintains or contributes to, nor has it maintained or contributed to within the previous five years, any pension plan subject to Title IV of ERISA or Code
         Section 412. None of Company, any of its Subsidiaries or any member of their Controlled Group has liability (including any contingent liability under ERISA Section 4204) with respect to any multiemployer plan, within the meaning of ERISA Section 3(37). None of Company, any of its Subsidiaries or any member of their Controlled Group has incurred or is reasonably likely to incur, any liability under Title IV of ERISA (other than premiums due to the Pension Benefit Guaranty Corporation, which premiums have been paid when due). None of Company, any of its Subsidiaries or any member of their Controlled Group has engaged in, or, to the knowledge of Company, is a successor or parent corporation to an entity that has engaged in, a transaction described in ERISA Sections 4069 or 4212(c).

                 (vi) With respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Company, threatened, and (ii) to the knowledge of Company, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims. Except as disclosed on
         Section 3.1(j) of the Company Disclosure Schedule, no Company Plan is under audit by the IRS, the Department of Labor or any other governmental or quasi governmental authority, and there is no outstanding or, to the knowledge of Company, potential liability resulting from any past audits of such plans.

                (vii) Except with respect to the Company Stock Option Plans and except as set forth on Section 3.1(j) of the Company Disclosure Schedule, no Company Plan exists that could reasonably be expected to result in the payment to any present or former employee of Company or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Company or any of its Subsidiaries as a result of the transactions contemplated by the Transaction Agreements. There is no contract, plan or arrangement covering any employee or former employee of Company or any of its Subsidiaries that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to the terms of Code Section 280G.

               (viii) Section 3.1(j) of the Company Disclosure Schedule sets forth a true and complete list of each Foreign Plan, to the extent the benefits provided thereunder are not mandated by the laws of the applicable foreign jurisdiction. Each Foreign Plan has been established and administered in all material respects in accordance with its terms and in compliance in all material respects with applicable Law. All contributions required to be made by Company or any of its Subsidiaries with respect to a Foreign Plan has been timely made, except where the failure to make such timely contributions would not have a Material Adverse Effect on Company. Neither Company nor any of its Subsidiaries has incurred any liability in connection with the termination or withdrawal from any Foreign Plan. No Foreign Plan is a defined benefit plan. With respect to any Foreign Plan adequate reserves have been established to the extent required by ordinary accounting practices in the jurisdiction in which such Plan is maintained. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened with respect to any Foreign Plan and no Foreign Plan is under audit by any governmental authority.

                  (k) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, since September 30, 2001, except as otherwise expressly permitted by Section 4.1, (i) Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (ii) there has not been any change, circumstance or event which has had, or would reasonably be expected to have, a Material Adverse Effect on Company and (iii) neither Company nor any of its Subsidiaries has taken any action that would have been prohibited pursuant to
         Section 4.1 if it had been taken after the date hereof other than as set forth on Section 3.1(k) of the Company Disclosure Schedule.

                  (l) Board Approval; State Takeover Statutes; Company Rights Agreement. The Board of Directors, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has (i) determined that this Agreement and the Merger are fair to and in the best interests of Company and its stockholders and declared the Merger to be advisable, (ii) approved the Transaction Agreements and the Merger, and (iii) recommended that the stockholders of Company adopt this Agreement and directed that such matter be submitted for consideration by Company stockholders at the Company Stockholders Meeting. To the knowledge of Company, no state takeover statute (including, without limitation, Section 203 of the DGCL) is applicable to the Transaction Agreements, the Merger or the other transactions contemplated thereby. Company has taken all action necessary to render all outstanding Company Rights inapplicable to the Transaction Agreements, the Merger and the other transactions contemplated thereby.

                  (m) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to adopt this Agreement (the "Required Company Vote") is the only vote of the holders of any class or series of capital stock necessary to approve and adopt this Agreement and to consummate the Merger and the other transactions contemplated hereby and by the other Transaction Agreements.

                  (n) Properties. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, Company or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest balance sheet included in such Company SEC Documents as being owned by Company or one of its Subsidiaries or acquired after the date thereof which are material to Company (except properties or assets sold or otherwise disposed of since the date thereof in the ordinary course of business or to be sold pursuant to the Specified Asset Sale Agreements), free and clear of all Liens of any nature whatsoever except (A) statutory Liens securing payments not yet due, and (B) such Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (ii) is the lessee of all leasehold estates reflected in the latest financial statements included in such Company SEC Documents or acquired after the date thereof which are material to Company (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Company's knowledge, the lessor.

                  (o) Intellectual Property. (i) Part I of Section 3.1(o) of the Company Disclosure Schedule contains a true and complete list of all issued and pending U.S. and foreign patents, and all applications (including provisional applications), continuations, continuations-in-part, extensions, divisionals, re-examinations, reissues and renewals therefor; all registered and other material trademarks and service marks and applications for registrations therefor; all trade names, corporate names and domain names, and all registrations or applications therefor; and all registered copyrights and applications therefor owned by or registered to Company or any of its Subsidiaries (other than AHA or any of its Subsidiaries). Part II of Section 3.1(o) of the Company Disclosure Schedule contains a true and complete list of all material agreements, including licenses, sublicenses, assignments and other rights granted by Company or any of its Subsidiaries to any third party or granted by any third party to Company or any of its Subsidiaries, with respect to any material item of Intellectual Property (other than Intellectual Property granted by or to AHA or any of its Subsidiaries). True and complete copies of such material licenses, sublicenses, assignments and agreements have been delivered or made available to Parent.

                 (ii) Company or one of its Subsidiaries owns, or is licensed or otherwise has the right to use, all material Intellectual Property that is necessary for the operation and businesses of Company and its Subsidiaries as presently conducted. There exists no restriction on the use, transfer or licensing of such Intellectual Property and licenses in the operation and businesses of Company and its Subsidiaries as presently conducted, except as described in Part II of Section 3.1(o) of the Company Disclosure Schedule.

                (iii) Except (A) as disclosed in Company SEC Documents filed prior to the date of this Agreement and (B) for such Intellectual Property that is not material to Company, there is no notice or claim made or threatened by or against Company, any of its Subsidiaries or any of their licensees asserting the invalidity, misuse, infringement, non-infringement or enforceability of any item of Intellectual Property or challenging their right to the use or ownership of any item of Intellectual Property; provided that to the extent the foregoing relates to a notice or claim threatened against Company, any of its Subsidiaries or any of their licensees, it shall be limited to Company's knowledge.

                  (p) Insurance. Company and its Subsidiaries maintain the insurance policies and performance bonds set forth on Section 3.1(p) of the Company Disclosure Schedule. Company has made available to Parent true and complete copies of all such insurance policies and performance bonds. Company and its Subsidiaries have paid all premiums payable thereunder, and, except as disclosed in
         Section 3.1(p) of the Company Disclosure Schedule, no claims for coverage thereunder have been denied. To Company's knowledge, neither Company nor any of its Subsidiaries is in default under any such policies or bonds.

                  (q) Accounting Controls. Each Subsidiary of Company that is registered as a broker-dealer has adopted the record keeping systems that comply in all material respects with the requirements of applicable Law (including, in the case of U.S. broker-dealer Subsidiaries, Section 17 of the Exchange Act and the rules and regulations thereunder) and the rules of all SROs having jurisdiction, and maintains its records in substantial compliance therewith. Each of Company and its Subsidiaries has devised and maintained systems of internal accounting controls which Company believes are sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management's general or specific authorization; (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to broker-dealers, if applicable, or any other criteria applicable to such statements; and (iii) the recorded amounts for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

                  (r) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by the Transaction Agreements based upon arrangements made by or on behalf of Company or any of its affiliates, except Lazard Freres & Co. LLC ("Company's Financial Advisor"), whose fees and expenses will be paid by Company in accordance with Company's agreement with such firm (a copy of which has been furnished to Parent) except as otherwise provided in Section 7.2(b), and, if the Merger is not consummated, Company agrees to indemnify Parent and to hold Parent harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by Company or any of its affiliates.

                  (s) Opinion of Company Financial Advisor. Company has received the opinion of Company's Financial Advisor, dated the date of this Agreement, to the effect that the Merger
         Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

                  (t) Asset Management Businesses. Company has provided Parent a true and complete copy of (i) the Transfer and Assumption Agreement dated as of November 28, 2001 by and among The Bank of New York, Company and AHA, (ii) the Letter Agreement dated February 11, 2002 among Company, AHA, Byram Capital Management LLC and Mr. Seth M. Lynn, Jr. and (iii) the Stock Purchase Agreement dated as of February 11, 2002 between Company and Axe Acquisition Corp. (the "AHA Stock Purchase Agreement"), including, in each case, all exhibits and schedules thereto, and all agreements and instruments in connection therewith, including any employment or consulting agreements referred to therein (the "Specified Asset Sale Agreements"). Following consummation of the Specified Asset Sales, neither Company nor any of its Subsidiaries will have any liability with respect to the business, operations, assets or liabilities of AHA or any of its Subsidiaries, other than those specified liabilities that are expressly disclosed in the Specified Asset Sale Agreements.

                  (u) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.1, neither Company nor any of its Subsidiaries makes any other representation or warranty, express or implied, with respect to Company or any of its Subsidiaries.

         SECTION 3.2. Representations and Warranties of Parent and Merger Subsidiary. Parent and Merger Subsidiary hereby jointly and severally represent and warrant to Company as follows:

                  (a) Organization, Standing and Power; Subsidiaries. Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties makes such licensing or qualification necessary, other than in such jurisdictions where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on Parent. The certificate of incorporation and by-laws of Parent, which are on file with the SEC, and of Merger Subsidiary, copies of which were previously furnished to Company, are true and complete copies of such documents as in effect on the date of this Agreement.

                  (b) Authority. (i) Each of Parent and Merger Subsidiary has all requisite corporate power and authority to enter into the Transaction Agreements to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary (to the extent a party thereto). Each of the Transaction Agreements to which it is a party has been duly executed and delivered by each of Parent and Merger Subsidiary (to the extent a party thereto) and constitutes a valid and binding obligation of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms, except as may be limited by bankruptcy, insolvency, insolvency or other similar laws affecting the rights and remedies of creditors generally, and subject to general principles of equity, whether applied by a court of law or equity.

                 (ii) The execution and delivery of the Transaction Agreements do not, and the consummation of the transactions contemplated thereby and compliance with the terms thereof will not, (A) result in any Violation pursuant to any provision of the certificate of incorporation or by-laws of Parent or Merger Subsidiary, (B) result in any Violation of any loan or credit agreement, note, bond, mortgage, deed of trust, indenture, lease, employee benefit plan or other contract, agreement, obligation or instrument to which Parent or Merger Subsidiary is a party or by which any of their properties, assets or businesses are bound or
         (C) subject to obtaining or making the Governmental Consents referred to in paragraph (iii) below, result in any Violation of any judgment, order, decree, injunction, arbitration award or Law applicable to Parent or any Subsidiary of Parent or their respective properties, assets or businesses, except in the case of clauses (B) and (C), Violations which, individually or in the aggregate, would not have a Material Adverse Effect on Parent and would not prevent, or materially alter or delay, the consummation of the Merger or the other transactions contemplated by the Transaction Agreements.

                (iii) No Governmental Consent is required in connection with the execution and delivery by each of Parent and Merger Subsidiary of the Transaction Agreements to which it is a party or the consummation by each of Parent and Merger Subsidiary of the transactions contemplated thereby, except for (A) notices or filings under the HSR Act and the expiration or termination of the applicable waiting period thereunder and compliance with any applicable foreign antitrust or competition law, (B) the filing with the SEC of a Schedule 13D under the Exchange Act as may be required in connection with the Voting Agreement, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (D) the Company Regulatory Consents and (E) such other filings, authorizations, orders and approvals which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not prevent, or materially alter or delay, the consummation of the Merger or the other transactions contemplated by the Transaction Agreements.

                  (c) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by the Transaction Agreements based upon arrangements made by or on behalf of Parent or any of its affiliates, except Merrill Lynch, Pierce, Fenner & Smith Incorporated and Freeman & Co. LLC, whose fees and expenses will be paid by Parent except as otherwise provided in Section 7.2(b), and Parent agrees to indemnify Company and to hold Company harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by Parent or any of its affiliates.

                  (d) Disclosure Documents. The information with respect to Parent and Merger Subsidiary that Parent or Merger Subsidiary supplies in writing to Company for inclusion or incorporation by reference in any Company SEC Document filed after the date of this Agreement, including the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or amendment or supplement thereto is first mailed to stockholders of Company, at the time of the Company Stockholders Meeting and at the Effective Time and (ii) in the case of any Company SEC Document other than the Proxy Statement, or any amendment or supplement thereto, if applicable, at the time of filing of such Company SEC Document or supplement or amendment thereto.

                  (e) Board Recommendation. The respective boards of directors of Parent and Merger Subsidiary have approved the execution, delivery and performance of the Transaction Agreements by each of Parent and Merger Subsidiary (to the extent a party thereto) and the consummation of the Merger, which approval by Parent was also in its capacity as sole stockholder of Merger Subsidiary. The board of directors of Merger Subsidiary has declared the Merger to be advisable. No vote of the holders of any class or series of capital stock or other securities of Parent is necessary to approve the Transaction Agreements or the Merger.

                  (f) Financing. Parent has and will have at the Effective Time sufficient funds to pay the Merger Consideration and the Option Consideration.

                  (g) Merger Subsidiary's Operations. Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated hereby, is a direct wholly-owned Subsidiary of Parent and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

                  (h) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3.2, neither Parent nor Merger Subsidiary makes any other representation or warranty, express or implied, with respect to Parent or Merger Subsidiary.

                                ARTICLE FOUR

                 COVENANTS RELATING TO CONDUCT OF BUSINESS

         SECTION 4.1. Interim Conduct. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly required by this Agreement or to the extent that Parent (in its sole discretion) shall otherwise consent in writing (provided that with respect to matters described in clauses (a), (j) (with respect to newly hired employees of Company or any of its Subsidiaries in the ordinary course of business), (m) and (p), such consent of Parent shall not be unreasonably withheld or delayed):

                  (a) General. Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, keep available the services of their officers and employees, maintain their assets and properties in good working order and condition and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect. Company shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) change its or its Subsidiaries' investment, risk and asset-liability management and other operating policies in any respect which is material to Company, except as required by law or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith, other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, which in any event will not exceed $100,000 in the aggregate, or (iv) amend, supplement, waive, cancel, rescind or terminate any Company Contract or enter into any contract, arrangement, commitment or understanding that would constitute a Company Contract, other than, in the case of clause (iii) or (iv), such incurrences, commitments, contracts, arrangements, understandings or Company Contracts with Company clients or third parties providing products or services to Company clients in connection with Company's soft-dollar, commission recapture or directed brokerage business in the ordinary course of business.

                  (b) Dividends; Changes in Stock. Company shall not, and shall not permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except dividends by a wholly-owned Subsidiary of Company to Company or another wholly-owned Subsidiary of Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of Company or any of its Subsidiaries or any securities convertible into or exercisable for any shares of capital stock of Company or any of its Subsidiaries.

                  (c) Issuance of Securities. Company shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock of Company or any of its Subsidiaries, any Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock upon the exercise of stock options issued under the Company Stock Option Plans and outstanding on the date of this Agreement and
         (ii) issuances by a wholly-owned Subsidiary of Company of its capital stock to Company or to another wholly-owned Subsidiary of Company.

                  (d) Governing Documents, Etc. Company shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend its certificate of incorporation, by-laws or other organizational documents or enter into a plan of consolidation, merger or reorganization with any person; provided that the foregoing shall not prohibit AHA or any of its Subsidiaries from consummating a Specified Asset Sale in compliance with Section 4.1(p).

                  (e) No Acquisitions; No Investments. Company shall not, and shall not permit any of its Subsidiaries to, (i) acquire or agree to acquire by merging or consolidating with, by purchasing an equity interest in or any material assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other person or business organization or division thereof or otherwise acquire or agree to acquire any material assets or (ii) make any investment, either by purchase of stock or securities, contribution to capital, property transfer or otherwise other than, in the case of clause (ii), (x) investments consisting of debt securities, of the type included in Company's investment portfolio on the date hereof, in the ordinary course of business of Company or Company's broker-dealer Subsidiaries, and (y) any investments set forth on Section 4.1(e) of the Company Disclosure Schedule.

                  (f) No Dispositions. Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, transfer, license, sublicense, encumber or otherwise dispose of, in whole or in part, or agree to sell, lease, assign, transfer, license, sublicense, encumber or dispose of, in whole or in part, any properties, assets or rights (including capital stock of its Subsidiaries) which are material, individually or in the aggregate, to Company or any of its Subsidiaries; provided that
         (i) Company and AHA shall be permitted to (x) consummate the Specified Asset Sales in accordance with Section 4.1(p) and (y) dissolve Axe-Houghton Partners for Growth, L.P. and Axe-Houghton Partners for Value, L.P.; and (ii) Company and Company's broker-dealer subsidiaries may (x) dispose of investments in the ordinary course of business and (y) dispose of any investments set forth on Section 4.1(f) of the Company Disclosure Schedule.

                  (g) Indebtedness. Company shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness) or guarantee any such indebtedness or issue or sell any warrants or rights to acquire any indebtedness of Company or any of its Subsidiaries, other than
         (i) short-term indebtedness incurred pursuant to working capital lines of credit existing on the date of this Agreement in the ordinary course of business consistent with past practice, (ii) indebtedness of any wholly-owned Subsidiary of Company to Company or to another wholly-owned Subsidiary of Company and (iii) guarantees of indebtedness in the ordinary course of business, which in any event will not exceed $43.5 million in the aggregate (including any guarantees outstanding on the date hereof).

                  (h) Other Actions. Except to the extent provided in
         Section 5.4(b) or (d), Company shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that adversely affects the ability of the parties to obtain any Governmental Consent or that would, or reasonably would be expected to, result in any of the conditions to the Merger set forth in Article Six not being satisfied.

                  (i) Accounting Methods. Except as disclosed in Company SEC Documents filed prior to the date of this Agreement, Company shall not, and shall not permit any of its Subsidiaries to, change its methods of accounting in effect at September 30, 2001, except as required by changes in GAAP as concurred in by Company's independent auditors.

                  (j) Compensation and Benefit Plans. Except as required by Law, any Company Plan existing on the date of this Agreement (as in effect on the date hereof), the Management Agreements or any employment agreement listed on Section 3.1(j) of the Company Disclosure Schedule, Company shall not, and shall not permit any of its Subsidiaries to, (i) enter into, adopt, amend, renew or terminate any Company Plan, or any other employee benefit plan or any agreement, arrangement, plan or policy between Company or any of its Subsidiaries and one or more of its directors, officers or employees or (ii) except for normal increases in compensation and fringe benefits in the ordinary course of business consistent with past practice and payment of bonuses in cash in lieu of equity, increase in any manner the compensation or fringe benefits of any director, officer or employee (including, without limitation, by granting stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                  (k) Tax Elections. Company shall not (i) change any tax election, annual tax accounting period or method of tax accounting in any material respect, (ii) file any material amended tax return, (iii) enter into any closing agreement relating to any material tax, (iv) settle any material tax claim or assessment,
         (v) surrender any right to claim a material tax refund or (vi) consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment.

                  (l) No Liquidation. Except as permitted by Section 4.1(p), Company shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization or resolutions providing for or authorizing such a liquidation, dissolution, restructuring, recapitalization or reorganization.

                  (m) No Settlements. Company shall not, and shall not permit any of its Subsidiaries to, settle any litigation (whether or not commenced prior to the date of this Agreement), other than settlements or compromises of litigation where the amount paid does not exceed $50,000 for any litigation matter or group of related matters (and provided that any such settlement or compromise does not involve any non-monetary obligations on the part of Company or any of its Subsidiaries).

                  (n) Other Agreements. Company shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

                  (o) No Company Rights Agreement Amendment. Prior to the earlier of the termination of this Agreement or the Effective Time, Company and the Board of Directors will not amend or modify the Company Rights Agreement in any manner or take any other action that would (i) render the Company Rights Agreement inapplicable to any transaction(s) other than the Merger and related transactions hereunder, (ii) permit any person or group (other than Parent and its affiliates) who would otherwise be an Acquiring Person (as such term is defined in the Company Rights Agreement) not to be an Acquiring Person or (iii) except as specifically contemplated by this Agreement, otherwise affect the Company Rights.

                  (p) Specified Assets Sales. Company shall not amend or supplement any of the Specified Asset Sale Agreements, or waive any of the provisions thereof. Company shall use all reasonable efforts to consummate the Specified Asset Sales that have not been consummated prior to the date hereof in accordance with the Specified Asset Sale Agreements as soon as practicable.

         SECTION 4.2. Notice of Certain Events. Each party shall promptly notify the other of:

                  (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Transaction Agreements;

                  (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by the Transaction Agreements; and

                  (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.1 or 3.2, as the case may be, or that relate to the transactions contemplated by the Transaction Agreements.

                                ARTICLE FIVE

                           ADDITIONAL AGREEMENTS

         SECTION 5.1. Preparation of Proxy Statement; Company Stockholders Meeting. (a) As promptly as reasonably practicable following the date hereof, Company shall, in cooperation with Parent, prepare and file with the SEC a proxy statement of Company relating to the matters to be submitted to Company's stockholders at the Company Stockholders Meeting and other proxy materials (such proxy materials, and any amendments or supplements thereto including the Final Proxy Statement, the "Proxy Statement"). The Proxy Statement shall state that the Board of Directors finds the Merger to be advisable, fair to and in the best interests of Company's stockholders and recommends that Company's stockholders vote in favor of the adoption of this Agreement (the "Company Recommendation"). Company shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after filing. Company shall, as promptly as practicable after receipt thereof, provide Parent with copies of any written comments and advise Parent of any oral comments with respect to the Proxy Statement received from the SEC. Company shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date following clearance by the SEC. Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto including the Final Proxy Statement) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and Company will provide Parent with a copy of all such filings made and correspondence with the SEC. Except to effect a Change in Company Recommendation in compliance with
Section 5.4 or to satisfy the condition of the first proviso of either
Section 7.2(b)(ii) or Section 7.2(b)(iii), no amendment or supplement (including by incorporation by reference) to the Proxy Statement shall be made without the approval of Parent, which approval shall not be unreasonably withheld. If at any time prior to the Effective Time any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Company.

         (b) Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable (the "Company Stockholders Meeting"), and in any event, not later than 30 days after mailing of the definitive Proxy Statement to Company's stockholders, for the purpose of obtaining the Required Company Vote and shall take all lawful action to solicit proxies for the Required Company Vote, unless, in any case, a Change in Company Recommendation shall have been effected in accordance with Section 5.4(b). The Board of Directors shall not (x) withdraw, modify or qualify (or propose to withdraw, modify or qualify) the Company Recommendation in any manner adverse to Parent or (y) take any other action or make any other statement in connection with the Company Stockholders Meeting inconsistent with the Company Recommendation (collectively, a "Change in Company Recommendation"), except as and to the extent expressly permitted by
Section 5.4(b).

         (c) As promptly as practicable following the determination of the Net Cash Proceeds, Company shall prepare a supplement to the Proxy Statement (the "Final Proxy Statement") and file it with the SEC and mail it to Company's stockholders. The Company Stockholders Meeting shall be held within ten (10) business days after the mailing of the Final Proxy Statement to Company's stockholders.

         SECTION 5.2. Access to Information. Upon reasonable notice, Company shall (and shall cause each of its Subsidiaries to) afford to the Representatives of Parent and its Subsidiaries reasonable access during normal business hours to all its facilities, operations, Representatives, properties, books, contracts and records. Company shall (and shall cause each of its Subsidiaries to) make available to Parent (i) a copy of each report, form, schedule, statement and other document filed or deemed to be filed, published or received by it prior to the Effective Time (x) pursuant to the requirements of Federal or state securities laws or (y) otherwise with or from any Governmental Entity and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request; provided that, in the case of this clause (ii), Company shall not be required to disclose any document or communication protected by the attorney-client privilege under applicable law. No such investigation by Parent shall affect the representations and warranties of Company.

         SECTION 5.3. Reasonable Best Efforts. (a) Each of Parent, Merger Subsidiary and Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement as promptly as practicable, and to obtain or make (and to cooperate with the other party to obtain or make) any Governmental Consent or any consent or approval of any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger and the transactions contemplated by the Transaction Agreements. Each of Company and Parent will promptly cooperate with and furnish information to the other in connection with any such requirement imposed upon any of them or any of their Subsidiaries in connection with the foregoing.

         (b) Company and the Board of Directors shall, if any state takeover statute or similar statute becomes applicable to the Transaction Agreements, the Merger or any other transactions contemplated thereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by the Transaction Agreements may be consummated as promptly as practicable on the terms contemplated thereby and otherwise to minimize the effect of such statute or regulation on the Transaction Agreements, the Merger and the other transactions contemplated thereby.

         SECTION 5.4. Acquisition Proposals. (a) Company shall not, and shall cause each of its Subsidiaries, and the Representatives of Company and its Subsidiaries, not to, directly or indirectly, on or after the date of this Agreement:

                  (i) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information or assistance) any inquiries or expressions of interest or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to (individually or collectively, to "Solicit"), (x) a proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase directly or indirectly (including by way of lease, exchange, sale, mortgage, pledge, tender offer, exchange offer or otherwise, as may be applicable) of any assets (other than sales of investment securities in the ordinary course of business) of or any equity interests in Company or any of its Subsidiaries, in each case, other than a proposal or offer (A) made by Parent or an affiliate thereof or (B) with respect to a Specified Asset Sale,
         (y) a breach of any of the Transaction Agreements or any interference with the completion of the Merger or (z) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing (any of the foregoing inquiries, expressions of interest, proposals or offers being hereinafter referred to as an "Acquisition Proposal");

                 (ii) have any discussions with or provide any nonpublic information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal;

                  (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or

                  (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement (other than a confidentiality agreement to the extent permitted by Section 5.4(b)); or

                  (v) agree to do any of the foregoing related to any Acquisition Proposal.

         Notwithstanding the foregoing, Company and the Board of Directors shall be permitted to engage in discussions not disclosing any non-public information regarding the Merger, Company or Parent with any passive investor holding not more than 10% of the outstanding shares of Company Common Stock; provided, that if any such investor acquires or proposes to acquire more than 10% of the outstanding shares of Company Common Stock, all such discussions shall be immediately terminated by Company and the foregoing provisions of this Section 5.4(a) shall apply with respect to such investor subject to Section 5.4(b).

         (b) Notwithstanding the foregoing, Company and the Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or make any disclosures as to factual matters that are required by applicable law or which the Board of Directors, after consultation with outside counsel, determines in good faith is required in the exercise of its fiduciary duties under applicable law, (B) effect a Change in Company Recommendation or (C) engage in any discussions or negotiations with, or provide nonpublic information or data to, any person in response to a bona fide written Acquisition Proposal not Solicited in violation of this Agreement by any such person first made after the date of this Agreement, if and only to the extent that, in any such case referred to in clause (B) or (C):

                  (i) the Company Stockholders Meeting shall not have already occurred;

                  (ii) Company has complied in all material respects with this Section 5.4;

                  (iii) the Board of Directors, after consultation with outside counsel, determines in good faith that such action is required in the exercise of its fiduciary duties under applicable law;

                 (iv) in the case of clause (B) above, (I) if Company has received a bona fide written Acquisition Proposal not Solicited in violation of this Agreement from a third party, the Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Parent pursuant to clause
         (III) below, (II) it has notified Parent, at least five business days in advance, of its intention to effect a Change in Company Recommendation, specifying the material terms and conditions of any such Superior Proposal and furnishing to Parent a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents and (III) prior to effecting such a Change in Company Recommendation, it has, and has caused its financial and legal advisors to, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement as would enable it to proceed with the Merger and the other transactions contemplated hereby without violating its fiduciary duties under applicable law;

                  (v) in the case of clause (C) above, the Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes a Superior Proposal, and prior to providing any nonpublic information or data to any person in connection with the Acquisition Proposal, the Board of Directors receives from such person an executed confidentiality agreement having provisions that are no less favorable to Company than those contained in the Confidentiality Agreements; and

                 (vi) Company immediately (and in any event prior to providing any nonpublic information or data to any person or entering into discussions or negotiations with any person) notifies Parent of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the identity of such person and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Company agrees that it will advise Parent of any material developments (including any changes in such terms and conditions) with respect to such inquiries, proposals or offers as promptly as practicable after the occurrence thereof.

         (c) Company agrees that it will immediately cease and cause its Subsidiaries, and its and their Representatives, to cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and request in writing to any such third parties in possession of nonpublic information about it or any of its Subsidiaries that was furnished by or on its behalf in connection with any of the foregoing to return or destroy all such information in the possession of any such third party or in the possession of any Representative of any such third party, and use commercially reasonable efforts to receive certification of such return or destruction, and it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal.

         (d) Any disclosure (other than a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) made pursuant to clause (A) of Section 5.4(b) shall be deemed to be a Change in Company Recommendation unless the Board of Directors expressly reaffirms the Company Recommendation in such disclosure.

         SECTION 5.5. Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Transaction Agreements and the transactions contemplated thereby shall be paid by the person incurring such expense, except as otherwise provided in
Section 7.2 hereof.

         SECTION 5.6. Indemnification; Directors' and Officers' Insurance.
(a) From and after the Effective Time, Parent and the Surviving Corporation, jointly and severally, (i) shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of Company or any of its past or present Subsidiaries, including, without limitation, AHA, InstiPro Group, Inc. and InstiPro, Inc. (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Company or any of its Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after the Effective Time ("Indemnified Liabilities"), to the same extent such persons are indemnified by Company as of the date of this Agreement pursuant to Company's certificate of incorporation and by-laws and (ii) to the extent permitted by applicable Law, shall cause to be maintained in effect in the Surviving Corporation's certificate of incorporation and bylaws after the Effective Time provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, not materially less favorable to the intended beneficiaries than the corresponding provisions contained in the certificate of incorporation and bylaws of Company on the date hereof. If requested by an Indemnified Party, the determination of whether or not the Indemnified Party has met any applicable standard of conduct required by Law for indemnification (unless made by a court) shall be made by independent counsel selected by Parent and reasonably acceptable to the Indemnified Party.

         (b) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are in the aggregate not materially less advantageous to the insured) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the premiums paid as of the date hereof by Company for such insurance ("Company's Current Premium"), and if such premiums for such insurance would at any time exceed 300% of Company's Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation's good faith determination, provide the maximum coverage available at an annual premium equal to 300% of Company's Current Premium. The provisions of this Section 5.6(b) shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Closing for purposes of this Section 5.6, which policies provide such directors and officers with coverage for an aggregate period of six years after the Effective Time with respect to claims arising from facts or events that occurred before the Effective Time, and for a premium not in excess of the aggregate of the premiums set forth in the preceding sentence. If such prepaid policies have been obtained prior to the Closing, Parent shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

         (c) The provisions of this Section 5.6 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Law, contract or otherwise.

         SECTION 5.7. Public Announcements. Parent and Company shall use reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to the Transaction Agreements or the transactions contemplated thereby.

         SECTION 5.8. Employee Benefits. (a) For purposes hereof, "Affected Employees" shall mean those individuals who are employees of Company and its Subsidiaries (including those employees who are on vacation, leave of absence, disability or maternity leave) as of the Effective Time.

         (b) Parent shall (i) waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any Parent welfare plan (other than any long-term disability plan) that such Affected Employees may be eligible to participate in after the Effective Time and
(ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Parent welfare plans that such employees are eligible to participate in after the Effective Time. As soon as practicable following the Closing Date (but in any event within 30 days thereof), Company shall provide Parent with information regarding such deductible, co-payment and out-of-pocket maximums, and such information as is required to comply with the Health Insurance Portability and Accountability Act of 1996, with respect to each Affected Employee as of the Effective Time.

         (c) Parent shall recognize service with Company or any of its Subsidiaries as service with Parent for all purposes under any benefit plan, policy or program, including any severance pay plan, policy or program, maintained by Parent or any of its Subsidiaries in which the Affected Employees are otherwise eligible to participate, but only to the extent such service would have been recognized under each such plan, policy or program of Parent or any of its Subsidiaries if such service has been rendered as an employee of Parent or any of its Subsidiaries; provided, however, that such service will not be recognized for purposes of (i) determining benefit accruals or pay credit service under any defined benefit pension plan of Parent or any of its Subsidiaries or (ii) determining eligibility for post-retirement medical and life insurance plans of Parent or any of its Subsidiaries.

         (d) For a period of at least one year following the Effective Time, Parent shall provide the Affected Employees employee benefit plans and arrangements that are at least as favorable as those provided by Company and its Subsidiaries on the date hereof; provided, however, that the foregoing shall not be construed as prohibiting Parent from terminating the employment of any Employee.

         SECTION 5.9. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

                                ARTICLE SIX

                            CONDITIONS PRECEDENT

         SECTION 6.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                  (a) Company Stockholder Approval. Company shall have obtained the Required Company Vote.

                  (b) HSR Waiting Period. The waiting period under the HSR Act shall have expired or been terminated early.

                  (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity which makes the consummation of the Merger illegal.

         SECTION 6.2. Conditions to Obligations of Parent and Merger Subsidiary. The obligation of Parent and Merger Subsidiary to effect the Merger is subject to the satisfaction of the following conditions unless waived by Parent:

                  (a) Representations and Warranties. The representations and warranties of Company set forth in this Agreement (x) that are qualified by materiality or Material Adverse Effect shall be true and correct as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date) as though made on and as of the Closing Date, and (y) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the Closing Date (except to the extent such representations speak as of an earlier date) as though made on and as of the Closing Date, and Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of Company to such effect.

                  (b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer and Chief Financial Officer of Company to such effect.

                  (c) Specified Asset Sales. The Specified Asset Sales shall have been consummated in accordance with Section 4.1(p) and the final amount of the Net Cash Proceeds shall have been determined. Prior to the consummation of the Specified Asset Sale under the AHA Stock Purchase Agreement, Company shall have caused AHA to make such dividends or distributions to Company so that AHA's Tangible Net Worth (as defined in the AHA Stock Purchase Agreement) is equal to zero at the closing of such Specified Asset Sale.

                  (d) Regulatory Consents. All Company Regulatory Consents shall have been obtained or made, as the case may be. In obtaining any consent or approval required to consummate any of the transactions contemplated hereby, no Governmental Entity shall have imposed or shall be seeking to impose any condition, penalty or requirement which, in the reasonable opinion of Parent, individually or in the aggregate, would have a Material Adverse Effect on Company or on Parent.

                  (e) Consents. Company shall have obtained each consent or approval set forth on Section 6.2(e) of the Company Disclosure Schedule, which includes all consents and approvals required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, other than such consents and approvals the failure of which to obtain would not, in the reasonable opinion of Parent, individually or in the aggregate, have a Material Adverse Effect on Company or on Parent or upon the consummation of the transactions contemplated in this Agreement.

         SECTION 6.3. Conditions to Obligations of Company. The obligation of Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by Company:

                  (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement (x) that are qualified by materiality or Material Adverse Effect shall be true and correct as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date) as though made on and as of the Closing Date, and (y) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the Closing Date (except to the extent such representations speak as of an earlier date) as though made on and as of the Closing Date, and Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

                  (b) Performance of Obligations of Parent. Parent shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

                  (c) Specified Asset Sales. The Specified Asset Sales shall have been consummated in accordance with Section 4.1(p) and the final amount of the Net Cash Proceeds shall have been determined; provided that Company shall not be entitled to rely on this condition if Company has not complied with Section 4.1(p).

                  (d) Regulatory Consents. All Company Regulatory Consents shall have been obtained or made, as the case may be; provided the Company shall not be entitled to rely on this condition if Company has not complied with Section 5.3(a).

                               ARTICLE SEVEN

                         TERMINATION AND AMENDMENT

         SECTION 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party or parties, whether before or after approval of the Merger by the stockholders of Company:

                  (a) by mutual consent of Parent, Merger Subsidiary and Company in a written instrument;

                  (b) (x) by either Parent or Company, upon written notice to the other party, if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and nonappealable, (y) by Parent, upon written notice to Company, if a Company Regulatory Consent has been denied and such denial has become final and nonappealable and
         (z) by Company, upon written notice to Parent, if a Company Regulatory Consent has been denied and such denial has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply with Section 5.3 or any other provision of this Agreement has been the cause of, or resulted in, such order, decree, ruling, denial or other action;

                  (c) by either Parent or Company, upon written notice to the other party, if the Merger shall not have been consummated on or before August 15, 2002; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.3 or any other provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

                  (d) by Parent, upon written notice to Company, if Company shall have (i) failed to make the Company Recommendation or effected a Change in Company Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or
         (ii) failed to call or hold the Company Stockholders Meeting in accordance with Section 5.1(b) or to prepare and mail to its stockholders the Proxy Statement in accordance with Section 5.1(a), or (iii) otherwise failed to comply with or perform its obligations under Section 5.4;

                  (e) by either Parent or Company if the Required Company Vote shall not have been obtained at the Company Stockholders Meeting (or any adjournment or postponement thereof);

                  (f) by Company, upon written notice given to Parent in the event of a breach or default in the performance by Parent or Merger Subsidiary of any representation, warranty, covenant or agreement set forth in this Agreement which breach or default (i) would result in one or more of the conditions set forth in Sections 6.3(a) and (b) not being satisfied at the Closing Date, and (ii) has not been, or cannot be, cured within 30 days after written notice of such breach or default, describing such breach or default in reasonable detail, is given by Company to Parent;

                  (g) by Parent, upon written notice given to Company in the event of a breach or default in the performance by Company of any representation, warranty, covenant or agreement set forth in this Agreement which breach or default (i) would result in one or more of the conditions set forth in Sections 6.2(a) and (b) not being satisfied at the Closing Date, and (ii) has not been, or cannot be, cured within 30 days after written notice of such breach or default, describing such breach or default in reasonable detail, is given by Parent to Company; or

                  (h) by Company, upon written notice to Parent, if Company shall have effected a Change in Company Recommendation in compliance with the provisions of Section 5.4.

         SECTION 7.2. Effect of Termination.

         (a) Liabilities. In the event of termination of this Agreement by either Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or Company or their respective officers or directors, except
(i) with respect to Section 3.1(r), Section 3.2(c), this Section 7.2 and Article Eight, which shall survive such termination and (ii) that no party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

         (b) Payments.

                  (i) If this Agreement is terminated pursuant to Section 7.1(d) or (h), Company shall pay to Parent (I) the Termination Fee on the business day following such termination and (II) the Parent Expenses within two business days after demand is made by Parent.

                 (ii) If this Agreement is terminated pursuant to Section 7.1(g), Company shall pay to Parent the Parent Expenses within two business days after demand is made by Parent. If at any time after the date of this Agreement and before termination pursuant to
         Section 7.1(g), a Section 7.2 Acquisition Proposal has been publicly disclosed or otherwise communicated to the senior management or Board of Directors, Company shall pay to Parent the Termination Fee on the business day following such termination; provided, however, that no such payment shall be required if, within 5 business days after such announcement or other communication, the Board of Directors (A) determines that such
         Section 7.2 Acquisition Proposal does not constitute a Superior Proposal, (B) so notifies, in writing, Parent and the person or persons that made the Section 7.2 Acquisition Proposal and (C) in the case of any Section 7.2 Acquisition Proposal that has been publicly disclosed, files with the SEC, and mails to Company's stockholders, a supplement to the Proxy Statement describing such determination and reaffirming the Company Recommendation.

                (iii) If (x) this Agreement is terminated pursuant to
         Section 7.1(c) or (e) and (y) at any time after the date of this Agreement and before such termination, a Section 7.2 Acquisition Proposal has been publicly disclosed or otherwise communicated to the senior management or the Board of Directors, Company shall pay to Parent (I) the Termination Fee on the business day following such termination and (II) the Parent Expenses within two business days after demand is made by Parent; provided, however, that no such payment shall be required if, within 5 business days after such announcement or other communication, the Board of Directors
         (A) determines that such Section 7.2 Acquisition Proposal does not constitute a Superior Proposal, (B) so notifies, in writing, Parent and the person or persons that made the Section 7.2 Acquisition Proposal and (C) in the case of any Section 7.2 Acquisition Proposal that has been publicly disclosed, files with the SEC, and mails to Company's stockholders, a supplement to the Proxy Statement describing such determination and reaffirming the Company Recommendation; provided, further, however, if, at any time prior to the first anniversary of such termination, Company or any of its Subsidiaries enters into a definitive agreement in respect of, or approves or recommends, a Section 7.2 Acquisition Proposal, or agrees or resolves to do any of the foregoing, Company shall pay to Parent the Termination Fee and the Parent Expenses not later than the date of consummation of the transaction relating to a Section 7.2 Acquisition Proposal.

                 (iv) If this Agreement is terminated pursuant to Section 7.1(f), Parent shall pay the Company Expenses to Company within two business days after demand is made by Company.

                  (v) All payments under this Section 7.2(b) shall be made by wire transfer of immediately available funds to the account specified by Parent or Company, as the case may be. In no event shall the Termination Fee be paid more than once.

                 (vi) Each of Company and Parent acknowledges that the agreements contained in this Section 7.2(b) are critical provisions of the transactions contemplated hereby and that without these agreements the other party would not enter into this Agreement. Accordingly, if any party fails to pay all amounts due to the other party on the dates specified, the failing party shall pay all costs and expenses (including legal fees and expenses) incurred by the other party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by the other party.

         SECTION 7.3. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         SECTION 7.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective board of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                               ARTICLE EIGHT

                             GENERAL PROVISIONS

         SECTION 8.1. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

         SECTION 8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

         (a) if to Parent or Merger Subsidiary, to

                           Invesment Technology Group, Inc.
                           380 Madison Avenue, 4th Floor
                           New York, NY  10017
                           Attention:  General Counsel
                           Telephone No.:  (212) 444-6327
                           Telecopy No.:  (212) 444-6494

                           with a copy to

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, NY  10005
                           Attention:  Daniel J. Zubkoff, Esq.
                           Telephone No.:  (212) 701-3000
                           Telecopy No.:  (212) 269-5420

         (b) if to Company, to

                           Hoenig Group Inc.
                           4 International Drive
                           Rye Brook, NY  10573
                           Attention:  General Counsel
                           Telephone No.:  (914) 935-9000
                           Telecopy No.:  (914) 935-9178

                           with a copy to

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, NY  10036
                           Attention:  Blaine V. Fogg, Esq.
                           Telephone No.:  (212) 735-3000
                           Telecopy No.:  (212) 735-2000

         SECTION 8.3. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" or "furnished" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 28, 2002. The phrases "known" or "knowledge" mean, with respect to either party to this Agreement, the actual knowledge of any of such party's directors or executive officers after reasonable inquiry.

         SECTION 8.4. Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

         SECTION 8.5. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein, including the Voting Agreement and the Confidentiality Agreements) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreements, which shall survive the execution and delivery of this Agreement, and (b) except as provided in Section 5.6, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         SECTION 8.6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

         SECTION 8.7. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

         SECTION 8.8. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         SECTION 8.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         SECTION 8.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or of the State of New York sitting in the Borough of Manhattan, City of New York, this being in addition to any other remedy to which they are entitled at law or in equity.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the first written above.


                                           INVESTMENT TECHNOLOGY GROUP, INC.


                                           By: /s/ Raymond L. Killian, Jr.
                                               -------------------------------
                                               Name:  Raymond L. Killian, Jr.
                                               Title: Chairman, President & CEO


                                           INDIGO ACQUISITION CORP.


                                           By: /s/ Robert J. Russel
                                              --------------------------------
                                              Name:  Robert J. Russel
                                              Title: President


                                           HOENIG GROUP INC.


                                           By: /s/ Fredric J. Sapirstein
                                              --------------------------------
                                              Name:  Fredric J. Sapirstein
                                              Title: Chief Executive Officer




                                                                     Exhibit C

To:
Investment Technology Group, Inc.
Hoenig Group Inc.

         Reference is made to the Merger Agreement dated as of February 28, 2002, among Investment Technology Group, Inc., Hoenig Group Inc. and Indigo Acquisition Corp. (the "Merger Agreement"). Capitalized terms have the meanings given to them in the Merger Agreement.

         The undersigned hereby confirms that, upon the Effective Time, any right that the undersigned or the undersigned's estate may have to require Company to repurchase any shares of Company Common Stock will be extinguished.

         The undersigned acknowledges that execution and delivery of this letter to Parent is a requirement under the Merger Agreement.

         This letter shall be governed by the laws of the State of New York.



                                       ---------------------------------------
                                       Name: